UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported September 7, 2007)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Caraustar Industries, Inc. (the “Company”) maintains a Long-Term Equity Incentive Plan (the “Plan”) which was approved by the shareholders at the Company’s 2003 annual meeting. On September 7, 2007, the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”) of the Company made the determinations described below with regard to long-term incentive compensation of the Company’s named executive officers.

Awards under the Long-Term Incentive Plan. The Long-Term Equity Incentive Plan was established to focus management on long-range goals and to reward consistent improvements in shareholder value over long periods of time. The Long-Term Incentive Plan includes the use of non-qualified stock options, restricted stock, and performance shares. Fifty percent of the equity grant was comprised of performance shares. The performance shares are restricted stock shares that vest based on the achievement of a three year (2007 – 2009) cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) financial objective. The remainder of the grant was based on each executive officer’s election of either:

A.	50% in stock options with a three year vesting schedule (50% on the second anniversary date of the grant and the remaining 50% on the third anniversary date of the grant); or

B.	25% in stock options and 25% in restricted stock both with the same three year vesting schedule. The restricted stock valued at a one for three conversion ratio versus stock options (i.e., one restricted share equals three stock options) to reflect its lower risk profile.

On September 7, 2007, the Committee approved grants of non-qualified stock options, restricted stock, and performance shares for the named executive officers in the following amounts:

Senior Executive	Stock Options	Performance Shares	Restricted Stock
Michael J. Keough	89,300	44,640	—
Ronald J. Domanico	45,000	22,500	—
Steven L. Kelchen	37,600	18,780	—
Thomas C. Dawson	17,600	17,630	5,880
John R. Foster	30,200	15,110	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2007

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico Senior Vice President and Chief Financial Officer